EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 7, 2014:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2014.

President Hines reported that first quarter operating revenues of $10,571,000 increased $502,000, and net income of $2,111,000 decreased $28,000 compared to the first quarter of 2013.  Higher revenues were due to an increase in rates effective February 28, 2014, higher per capita consumption and growth in both the water and wastewater customer bases. The increased revenues were offset by higher expenses primarily for wages, depreciation, cold-weather-related distribution system maintenance, pensions and technology upgrades.  Earnings per share for the three-month period decreased $0.01 compared to the same period of 2013.

During the first three months of 2014, the Company invested $2.0 million in construction expenditures for upgrades to water treatment facilities, to replace a portion of its infrastructure and other routine items.  In addition, the Company invested $271,000 in the acquisition of the wastewater facilities of the East Prospect Borough Authority in York County, Pennsylvania.  The Company estimates it will invest an additional $10.5 million in 2014, excluding acquisitions, for expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2014	2013
Operating Revenues	$10,571	$10,069
Net Income	$2,111	$2,139
Average Number of Common Shares Outstanding	12,991	12,938
Basic Earnings per Common Share	$0.16	$0.17
Dividends Declared Per Common Share	$0.1431	$0.1383

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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